Exhibit 16.1

February 12, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Wind Power Holdings Inc.’s statements included in Item 14 “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in its Form 10 filed on February 12, 2014, and we agree with such statements concerning our firm.

/s/ Deloitte & Touche LLP

Boston, Massachusetts